Exhibit 21

LIST OF SUBSIDIARIES OF A. H. BELO CORPORATION

Subsidiary	State or Jurisdiction of Incorporation
A. H. Belo Management Services, Inc.	Delaware
Belo Lead Management LLC*	Delaware
NewsRight, LLC*	Delaware
True North Real Estate LLC	Delaware
AHC California Dispositions, Inc.	Delaware
AHC California Properties, LLC	Delaware
AHC Dallas Properties, LLC	Delaware
AHC PPM Dispositions LLC	Delaware
Belo Enterprises, Inc.	Delaware
Belo Interactive, Inc.	Delaware
Belo Investments II, Inc.	Delaware
Belo Company (The)	Delaware
Belo Technology Assets, Inc.	Delaware
Dallas Morning News, Inc. (The)	Delaware
Al Dia, Inc.	Delaware
DFW Printing Company, Inc.	Delaware
DMI Acquisition Sub, Inc.	Delaware
DMN Crowdsource LLC	Delaware
Untapped Festivals, LLC	Delaware
DMV Digital Holdings Company	Delaware
Distribion, Inc.	Delaware
CDFX, LLC	Delaware
Vertical Nerve, Inc.	Delaware
e-Site Analytics, Inc.*	South Carolina
Fountain Street Corporation	Rhode Island
Providence Journal Company (The)	Delaware
Your Speakeasy, LLC	Texas

*Non-wholly owned